Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Third Quarter 2012 Financial Results

October 22, 2012 Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the Third Quarter of 2012.

Earnings

For the three month period ended September 30, 2012 the Company had net income of $828 thousand before preferred stock dividends compared to a net loss of approximately $2.6 million in the third quarter of 2011. Net income allocable to common shareholders was $742 thousand or $.06 per share compared to a net loss of $2.8 million or $.93 per share in the same period of 2011. This improvement resulted primarily from the decrease in the provision for loan losses from $156 thousand in the third quarter of 2012 compared to approximately $4.7 million in the third quarter of 2011. Additional factors contributing to our increase in net income during the 2012 period are as follows. Net interest income improved to approximately $4.2 million for the quarter compared to approximately $4.0 million in the third quarter of 2011, an increase of approximately $200 thousand or 4.97%. Noninterest income including gains on sales of securities was $621 thousand for the third quarter of

2012 compared to $313 thousand in the third quarter of 2011, an increase of $308 thousand or 98.40%. Total noninterest expense was approximately $3.4 million for the third quarter of 2012 compared to approximately $3.6 million in the third quarter of 2011, a decrease of $140 thousand or 3.91%. These positive impacts to our earnings were offset by an increase in income tax expense of approximately $1.8 million between the two quarters.

The net interest margin was 3.54% for the quarter ended September 30, 2012 compared to 3.29% for the third quarter of 2011, a 25 basis point increase. This was a direct result of the actions taken in the second quarter of 2012, specifically the repayment of $40 million of FHLB advances, the reduction in nonperforming assets and the increase in noninterest bearing deposits.

First Capital Bancorp, Inc. Managing Director and CEO, John Presley stated “After the capital raise, the asset resolution plan, the balance sheet restructure and the repayment of TARP in the second quarter, the Company viewed the third quarter of 2012 as a new beginning. We are encouraged by the third quarter results and look forward to building on these results in the future.”

Growth

At September 30, 2012 total assets were approximately $529.4 million compared to approximately $541.7 million at December 31, 2011, a $12.2 million or 2.26% decrease from December 31, 2011. This decrease was driven primarily by the prepayment of FHLB advances and the corresponding decrease in cash on the balance sheet during the second quarter of 2012.

Gross loans at the end of the third quarter of 2012 were approximately $366.6 million compared to approximately $370.1 million at December 31, 2011, a $3.5 million or 0.94% decrease. The decrease in loan balance was due primarily to write downs associated with the asset resolution plan of $7.4 million offset by net loan growth for the first nine months of 2012 of $3.9 million.

Total deposits at the end of the third quarter grew $7.1 million or 1.61% to $447.3 million compared to $440.2 million at December 31, 2011. Noninterest bearing deposits increased $5.1 million or 10.99% to $51.5 million compared to $46.4 million at December 31, 2011.

First Capital Bank President and CEO, Bob Watts stated “The moves we made in the second quarter allowed us to focus on our customers, both existing and potential, as we seek to grow our business. We were also fortunate to add two new teammates during the quarter who will help us broaden our reach. Jeanie Bode joined us as Senior Vice President of Commercial Lending and Raleigh Hobson joined us as a credit analyst. We are pleased that two bankers of this quality were attracted to our company.”

Asset Quality

The allowance for loan losses was $7.2 million or 1.97% of total loans for the period ended September 30, 2012 compared to $9.3 million or 2.51% of total loans at December 31, 2011. The decrease in the allowance for loan losses was primarily a result of the asset resolution plan executed in the second quarter of 2012. The allowance for loan losses at the end of the second quarter of 2012 was $7.3 million or 1.97% of total loans.

During the quarter ended September 30, 2012, the Company had charge-offs of approximately $440 thousand, recoveries of approximately $239 thousand and a provision for loan losses of $156 thousand.

The following table reflects details related to asset quality and the allowance for loan losses:

Nonperforming Assets

	September 30,	December 31,	September 30,
	2012	2011
	(Dollars in thousands)
Nonaccrual loans	$9,279	$17,691	$18,456
Loans past due 90 days and accruing interest	—	—	—

Total nonperforming loans	9,279	17,691	18,456
Other real estate owned	4,502	7,646	8,536

Total nonperforming assets	$13,781	$25,337	$26,992

Allowance for loan losses to period end loans	1.97%	2.51%	2.42%
Nonperforming assets to total loans & OREO	3.71%	6.71%	7.07%
Nonperforming assets to total assets	2.60%	4.68%	5.04%
Allowance for loan losses to nonaccrual loans	77.69%	52.41%	48.91%

	Three Months Ended
	September 30,	December 31,	September 30,
	2012	2011
Allowance for loan losses
Beginning balance	$7,253	$9,026	$10,153
Provision for loan losses	156	868	4,726
Net charge-offs	201	623	5,853

Ending balance	$7,208	$9,271	$9,026

Capital

Total Risk Based Capital at September 30, 2012, was 13.94%, 394 basis points above the regulatory minimum for well capitalized institutions. Tier One Risk Based Capital at September 30, 2012, was 12.37%. Additionally, tangible common equity increased to 7.77% at the end of the third quarter of 2012 compared to 5.54% at December 31, 2011, due to the capital raised in the rights offering and results of the aforementioned activities.

The following table reflects the regulatory capital ratios of the Company as of September 30, 2012 and December 31, 2011.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of September 30, 2012
Total capital to risk weighted assets Consolidated	$54,081	13.94%	$31,008	8.00%	$38,760	10.00%
Tier 1 capital to risk weighted assets Consolidated	$47,963	12.37%	$15,504	4.00%	$23,256	6.00%
Tier 1 capital to average adjusted assets Consolidated	$47,963	9.26%	$20,711	4.00%	$25,889	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2011
Total capital to risk weighted assets Consolidated	$51,321	13.17%	$31,179	8.00%	$38,974	10.00%
Tier 1 capital to risk weighted assets Consolidated	$45,195	11.60%	$15,589	4.00%	$23,384	6.00%
Tier 1 capital to average adjusted assets Consolidated	$45,195	8.37%	$21,591	4.00%	$26,989	5.00%

Non Interest Income

Noninterest income including gains on sales of securities totaled $621 thousand for the quarter ended September 30, 2012 an increase of $308 thousand or 98.40% from $313 thousand earned in the quarter ended September 30, 2011. The improvement was due to an increase of $253 thousand in gains on the sale of mortgage loans and a gain on sale of investment securities of $53 thousand.

Noninterest Expense

Noninterest expense totaled $3.4 million for the quarter ended September 30, 2012 which compares to $3.6 million for the quarter ended September 30, 2011, a decrease of $140 thousand or 3.91%.

The Bank currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Selected Operating Data:

Interest income	$5,697	$6,054	$17,304	$18,406
Interest expense	1,512	2,067	5,204	6,369

Net interest income	4,185	3,987	12,100	12,037
Provision for loan losses	156	4,726	9,031	8,572
Noninterest income	568	313	1,267	729
Securities gains	53	—	79	644
Noninterest expense	3,442	3,582	14,729	10,313

Income (loss) before income tax	1,208	(4,008)	(10,314)	(5,475)
Income tax expense (benefit)	380	(1,416)	(3,668)	(1,993)

Net income (loss)	$828	$(2,592)	$(6,646)	$(3,482)

Less: Preferred dividends	$86	$170	$412	$509

Net income (loss) available to common shareholders	$742	$(2,762)	$(7,058)	$(3,991)

Basic and diluted net income (loss) per common share	$0.06	$(0.93)	$(0.93)	$(1.34)

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,
	2012	2011	2012	2011
Balance Sheet Data:

Total assets	$529,449	$535,631	$529,449	$535,631
Loans, net	359,544	363,986	359,544	363,986
Deposits	447,305	432,469	447,305	432,469
Borrowings	33,094	58,632	33,094	58,632
Stockholders’ equity	46,567	41,157	46,567	41,157
Book value per share	$3.46	$10.28	$3.46	$10.28
Tangible Common Equity to Assets	7.77%	5.70%	7.77%	5.70%
Total shares outstanding, in thousands	11,885	2,971	11,885	2,971

Asset Quality Ratios
Allowance for loan losses	$7,208	$9,026	$7,208	$9,026
Nonperforming assets	13,781	26,992	13,781	26,992
Net charge-offs	201	5,853	11,094	10,583
Net charge-off to average loans	0.05%	1.54%	2.95%	2.73%
Allowance for loan losses to period end loans	1.97%	2.42%	1.97%	2.42%
Nonperforming assets to total loans & OREO	3.71%	7.10%	3.71%	7.10%

Selected Performance Ratios:
Return on average assets	0.63%	-1.93%	-1.68%	-0.88%
Return on average equity	7.13%	-23.68%	-19.34%	-10.59%
Net interest margin (tax equivalent basis)	3.54%	3.29%	3.36%	3.28%